Exhibit 99.3

Preliminary Unaudited Consolidated Financial Information for the Three Months and Six Months Ended June 30, 2017 of Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC has prepared this summary (this “Update”) of certain preliminary unaudited consolidated financial information for the three months and six months ended June 30, 2017. The information in this Update contains estimates, is preliminary and is subject to change.
Production

Our average net daily production for the three months ended June 30, 2017 was 378 MMcfe/day.
Our average net daily production for the six months ended June 30, 2017 was 381 MMcfe/day.

Mid-Year Reserves

As of June 30, 2017, based on internal reserve estimates, our total estimated proved reserves were 1,390 Bcfe, of which approximately 66% were natural gas reserves, 18% were oil reserves and 16% were NGLs reserves. All of our estimated reserves were classified as proved developed.

Revenues, (excluding hedges) ($ in millions)

	Three Months Ended 6/30/17	Six Months Ended 6/30/17
Revenues:
Oil Sales	$41.0	$85.7
Gas Sales	$51.7	$109.2
NGLs Sales	$14.1	$30.8
TOTAL REVENUES, excluding hedges	$106.9	$225.6

Certain Expenses ($ in millions)

	Three Months Ended 6/30/17	Six Months Ended 6/30/17
Lease and Operating Expenses	$36.8	$75.3
Production & Other Taxes	$9.1	$19.2
General and Administrative Expenses	$10.2	$20.5
Reorganization Items	$24.5	$51.3
Interest Expense	$13.8	$30.4

Capital Expenditures ($ in millions)

	Three Months Ended 6/30/17	Six Months Ended 6/30/17
Capital Expenditures	$23.7	$37.3

Average Realized Pricing, (excluding hedges)

	Three Months Ended 6/30/17	Six Months Ended 6/30/17
Oil (per Bbl)	$42.52	$43.78
Gas (per Mcf)	$2.21	$2.32
NGL (per Bbl)	$16.19	$18.00

Adjusted EBITDA ($ in millions)

	Three Months Ended 6/30/17	Six Months Ended 6/30/17
Adjusted EBITDA	$53.3	$115.4

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus:

•	Net income (loss) attributable to non-controlling interest.

The result is net income (loss) which includes the non-controlling interest. From this we add or subtract the following:

•	Net interest expense;

•	Depreciation, depletion, amortization, and accretion;

•	Impairment of oil and natural gas properties;

•	Net gains or losses on commodity derivative contracts;

•	Cash settlements on matured commodity derivative contracts;

•	Net gains or losses on interest rate derivative contracts;

•	Gain on extinguishment of debt;

•	Net gains or losses on acquisitions of oil and gas properties;

•	Texas margin taxes;

•	Compensation related items, which include unit-based compensation expense, unrealized fair value of phantom units granted to officers and cash settlement of phantom units granted to officers;

•	Reorganization items;

•	Transaction costs incurred on acquisitions, mergers and divestitures; and

•	Non-controlling interest amounts attributable to each of the items above which revert the calculation back to an amount attributable to the Vanguard unitholders.

Adjusted EBITDA is a significant performance metric used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our monthly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry.

Our Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For example, we fund premiums paid for derivative contracts, acquisitions of oil and natural gas properties, including the assumption of derivative contracts related to these acquisitions, and other capital expenditures primarily with proceeds from debt or equity offerings or with borrowings under our credit facility. For the purposes of calculating Adjusted EBITDA, we consider the cost of premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investments related to our underlying oil and natural gas properties; therefore, they are not deducted in arriving at our Adjusted EBITDA. Our Consolidated Statements of Cash Flows, prepared in accordance with GAAP, present cash settlements on matured derivatives and the initial cash outflows of premiums paid to enter into derivative contracts as operating activities. When we assume derivative contracts as part of a business combination, we allocate a part of the purchase price and assign them a fair value at the closing date of the acquisition. The fair value of the derivative contracts acquired is recorded as a derivative asset or liability and presented as cash used in investing activities in our Consolidated Statements of Cash Flows. As the volumes associated with these derivative contracts, whether we entered into them or we assumed them, are settled, the fair value is recognized in operating cash flows. Whether these cash settlements on derivatives are received or paid, they are reported as operating cash flows which may increase or decrease the amount we have available to fund distributions.

As noted above, for purposes of calculating Adjusted EBITDA, we consider both premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investing activities. This is similar to the way the initial acquisition or development costs of our oil and natural gas properties are presented in our Consolidated Statements of Cash Flows; the initial cash outflows are presented as cash used in investing activities, while the cash flows generated from these assets are included in operating cash flows. The consideration of premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investing activities for purposes of determining our Adjusted EBITDA differs from the presentation in our consolidated financial statements prepared in accordance with GAAP which (i) presents premiums paid for derivatives entered into as operating activities and (ii) the fair value of derivative contracts acquired as part of a business combination as investing activities.

Given the preliminary nature of the results, we are unable to estimate certain non-cash items with reasonable certainty at this time. As a result, we cannot reconcile Adjusted EBITDA to net income, the nearest comparable GAAP measure, at this time without unreasonable effort.